Exhibit 99.2

 September 8, 2020

To:   iHuman Inc.

K2, North America International Business Park,
No. 108 Beiyuan Road,
Chaoyang District, Beijing 100012
People’s Republic of China

Re:   Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to iHuman Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to (i) the proposed initial public offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”), representing Class A ordinary shares (the “Shares”), par value $0.0001 per share, of the Company as set forth in the Company’s registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), including all amendments or supplements thereto, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.            Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion (this “Opinion”), we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this Opinion otherwise provides, the following terms in this Opinion shall have the meanings set forth below:

“Government Authorizations” means all governmental authorizations, consents, waivers, certificates, authorizations, filings, registrations, exemptions, permissions, endorsements, qualifications and licenses required by applicable PRC Laws.

“Governmental Agencies” means any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory or tax authority or power of the similar nature in the PRC.

“PRC Company” means Tianjin Hongen Perfect Future Education Technology Co., Ltd. (天津洪恩完美未来教育科技有限公司), which is a company incorporated in accordance with the PRC Laws.

“PRC Entities” means the PRC Company, PRC Subsidiaries and WFOE, and each a “PRC Entity”.

“PRC Subsidiaries” means the entities listed in Schedule I of this Opinion, all of which are companies incorporated in accordance with the PRC Laws.

“PRC Laws” means all laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court currently in force and publicly available in the PRC on the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“WFOE” means Hongen Perfect Future (Tianjin) Investment Co., Ltd. (洪恩完美未来（天津）投资有限公司), the Company’s wholly-owned subsidiary located in the PRC.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.     Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.                  all signatures, seals and chops are genuine. All signatures, seals and chops were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.                  any Document submitted to us still exists and has remained in full force and effect up to the date of this Opinion and has not been revoked, amended, varied, cancelled or superseded by any other document or agreement or action of which we are not aware after due inquiries;

3.                  all factual statements in the Documents are true, correct, and not misleading;

4.                  the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this Opinion. Where certain facts were not independently established to us in order to render this Opinion, we have relied upon certificates issued by the PRC Governmental Agencies and representatives of the Company, the PRC Entities with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents;

5.                  all statements and representations (excluding legal conclusions) made to us by the management of the Company and the PRC Entities regarding the respective operations of the PRC Entities were true and accurate;

6.                  all Government Authorizations as defined below, and other official statements or documentations were obtained from the competent PRC Governmental Agencies by lawful means;

7.                  all facts and Documents which may affect this Opinion herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure;

8.                  all Documents constitute legal, valid, binding and enforceable obligations on the parties thereto (other than those governed by the PRC Laws or to which the PRC Laws are related); and

9.                  each of the parties to the Documents (except the PRC Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent government authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.     Opinion

Based upon the foregoing, we are of the Opinion that:

1. With Respect to the Corporate Structure and Contractual Arrangements among the WFOE, the PRC Company and Its Respective Shareholders

(a)          Each of the parties to the contractual arrangements and agreements by and among the PRC Company and its respective shareholders that has been filed as exhibits to the Registration Statement (collectively, “VIE Contracts”) has full power, authority and legal right to enter into, execute, deliver and perform their respective obligations under each of the VIE Contracts and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the VIE Contracts against each of them. No Government Authorizations are required to be done or obtained for the performance of the respective parties of their obligations and the transactions contemplated under the VIE Contracts other than those already obtained, except for the Government Authorizations to be required for the WFOE to exercise the option granted under the Exclusive Call Option Agreement to purchase the equity interests in the PRC Company.

(b)           Except as disclosed in the Prospectus, the execution, delivery, and due performance of the VIE Contracts among the WFOE, PRC Company, and their respective shareholders do not and will not violate, breach, contravene, constitute a default under or otherwise conflict with (i) any provisions of any applicable PRC Laws; (ii) any clause under any agreement known to us after due inquiry and governed by the PRC Laws to which any PRC Entity is a party or by which any of them or any of their assets or properties may be bound; or (iii) the articles of association, business license or Government Authorizations currently in effect of each PRC Entities.

(c)           The descriptions of the VIE Contracts and the contractual arrangements described in the Prospectus under the sections captioned “Prospectus Summary”, “Risk Factors” and “Corporate History and Structure” are in all material respects true and accurate and insofar as related to PRC Laws, do not contain any untrue statement of a material fact, and do not omit any material fact necessary to make the descriptions, and in light of the circumstances under which they were made, such descriptions are not misleading.

2.  With respect to the M&A Rules

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the State Administration for Foreign Exchange, and the China Securities Regulatory Commission, or CSRC, jointly adopted the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rule, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules prescribe, among other things, offshore special purpose vehicles, or SPVs, formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals is required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The CSRC approval requirement applies to SPVs that acquire equity interests in PRC domestic companies through share swaps and using cash. We are of the view that the M&A Rule and related regulations do not require that the Company obtain prior CSRC approval for the consummation of the Offering or the listing and trading of its ADSs on the New York Stock Exchange.

3. Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute summaries of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

4. Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

5. Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Dividend Policy,” “Enforcement of Civil Liabilities,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Taxation — PRC,” “Business,” “Regulation,” and “Taxation,” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

D.     Consent

We hereby consent to the use of our name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Taxation,” and “Legal Matters,” in the Prospectus.

This Opinion relates only to PRC Laws and we express no Opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this Opinion and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Prospectus. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm

Schedule I — PRC Subsidiaries

1.	Beijing Jinhongen Education Technology Co. Ltd. (北京金洪恩教育科技有限公司)
2.	Beijing Hongen Perfect Future Education Technology Co., Ltd. (北京洪恩完美未来教育科技有限公司)
3.	Tianjin Hongen Perfect Technology Development Co., Ltd. (天津洪恩完美科技发展有限公司)
4.	Hongen Perfect (Beijng) Education Technology Development Co., Ltd. (洪恩完美（北京）教育科技发展有限公司)